EXHIBIT 23.1

Consent of Independent Accountants

We have issued our report dated March 9, 2011, with respect to the consolidated financial statements and schedule included in the Annual Report on Form 10-K for the year ended December 31, 2010 of CyberOptics Corporation, which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota

August 10, 2011